Museum Tower

150 West Flagler Street, Suite 2200

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(305) 789-3200

stearnsweaver.com

November 18, 2015

EnviroStar, Inc.

290 N.E. 68th Street

Miami, Florida 33138

Re:	EnviroStar, Inc. Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to EnviroStar, Inc., a Delaware corporation (the “Company”), with respect to the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) in connection with the registration of 1,500,000 shares of the Company’s Common Stock, par value $0.025 per share (the “Shares”), issuable pursuant to the EnviroStar, Inc. 2015 Equity Incentive Plan (the “Plan”).

In connection with our opinion, we have examined the Registration Statement, including all exhibits thereto, as filed with the Securities and Exchange Commission, the Plan, the Company’s Certificate of Incorporation and Bylaws, in each case, as amended, as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Company to authorize the issuance of the Shares pursuant to the Plan.

In rendering this opinion, we have undertaken no independent review of the operations of the Company. Instead, we have relied solely upon the documents described above. In examining such documents, we have assumed, without independent investigation (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such latter documents and (iv) that actual information supplied to us was accurate, true and complete. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon the accuracy of (i) all representations and warranties submitted to us for purposes of rendering the opinion and (ii) factual recitals made in the resolutions adopted by the Board of Directors of the Company.

We express no opinion as to federal securities laws or the “blue sky” laws of any state or jurisdiction. This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter change and/or come to our attention.

Based upon and subject to the foregoing qualifications, assumptions and limitations, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares registered under the Registration Statement and issuable in accordance with the Plan will, if and when issued and delivered by the Company against payment of adequate consideration therefor in accordance with the terms and conditions of the Plan (including, where applicable, upon the satisfaction of any vesting or forfeiture restrictions and the achievement of applicable performance goals), be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to any references to this firm in the Registration Statement and in the documents incorporated therein by reference.

Very truly yours,

/s/ STEARNS WEAVER MILLER WEISSLER
ALHADEFF & SITTERSON, P.A.